Exhibits 5 and 23(a)



                                                                  March 12, 2001



Nutrition 21, Inc.
4 Manhattanville Road
Purchase, New York 10577


                       Re: FORM S-8 REGISTRATION STATEMENT

Gentlemen:

      We have acted as counsel to Nutrition 21, Inc., a New York corporation (the "Company") in connection with the registration by the Company of 2,500,000 shares of its common stock, $.005 par value (the "Shares") which are issuable under the Company's 1998 Stock Option Plan (the "Plan") and which are the subject of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act").

     As counsel to the Company we have examined and relied upon the original or copies, certified of otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

     Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan are duly authorized and, when issued and paid for in accordance with the Plan as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, however, we do not hereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the General Rules and Regulations of the Securities and Exchange Commission adopted thereunder.



                                                  Very truly yours,


                                                  Oscar D. Folger